UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 3, 2011
 (Date of earliest event reported: February 27, 2011)

Phoenix International Ventures, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-140257	20-8018146
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

61B Industrial Parkway, Carson City, NV	89706
(Address of principal executive offices)	(Zip Code)

(775) 882-9700
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check  the  appropriate  box  below  if  the  Form  8-K  filing  is intended to simultaneously  satisfy the filing obligation of the registrant under any of the following  provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                      Departure of Directors of certain officers; Election of Directors; Appointment of certain Officers; Compensatory Arrangements of certain Officers.

On February 27, 2011, the Board of Directors accepted the resignation of Niv Nissenson as the Company’s Chief Financial Officer (“CFO”) originally given on February 22, 2011.  Mr. Nissenson was the Company’s principal accounting officer.  Mr. Nissenson remains on the Company’s Board of Directors.  Mr. Nissenson resigned for personal reasons.  Mr. Nissenson indicated that he had no disagreements with the Company’s accounting policies or practices.  The resignation was effective on February 27, 2011.  The Company appointed Teja Shariff as the Company’s interim Chief Financial Officer until the sooner of June 1, 2011 or until a permanent replacement is elected by the Board.  Mr. Shariff is the brother of the Company’s CEO and President, Mr. Zahir Teja.

Mr. Shariff is a Certified Public Accountant and the principal owner of his private tax and accounting practice. He has been in private practice for the last twenty one years and brings a wealth of knowledge and experience in various areas that include: mergers and acquisitions;  preparation of financial statements; representation before the Internal Revenue Service and various other governmental agencies; long term planning, budgeting and financial analysis; computer systems and consulting services with a primary focus on guiding businesses in software evaluations and hardware requirements that meet the client’s needs; management advisory services with a primary focus on building on a business’s strengths and identifying and solving challenges faced by a business; preparation of income tax returns for individuals, corporations, partnerships, estates and trusts; and business valuations and tax effects of buying and selling a business. Mr. Shariff has been a Board member of various corporations and Chief Financial Officer of a publicly traded company. Mr. Shariff is a graduate of California State University at Long Beach, CA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Phoenix International Ventures, Inc.

Date: March 3, 2011	By:	/s/ Zahir Teja
Zahir Teja
President